Exhibit 99.1

Investor & Media Contact: Jim Dietz

(239) 498-8302

jimdietz@wcicommunities.com

WCI Communities, Inc. Announces Restructuring

Board Waives Compensation

Bonita Springs, FL November 7, 2007 – WCI Communities, Inc. (NYSE: WCI), announced today that it is implementing another significant reduction to its workforce in response to continued soft demand in its markets. As a part of this restructuring, David Fry will assume the post of Chief Operating Officer and will be responsible for WCI’s Florida Tower Homebuilding in addition to his previous responsibilities for the company’s Traditional Homebuilding, Real Estate Services and Amenities lines of business. In the new organizational structure, the Northeast and Mid-Atlantic traditional homebuilding regions will be combined, reporting to Mr. Fry. The Northeast and Mid-Atlantic Tower Homebuilding divisions will also be combined and will report directly to the company’s CEO. This restructuring will result in a net reduction in force of about 575 employees and is expected to generate annual savings of approximately $46 million in salaries and benefits. The costs associated with this restructuring are estimated to be $5.4 million, of which approximately $1 million was incurred in the third quarter and the balance will be incurred in the fourth quarter. “This prolonged downturn requires that we continue to assess our overhead and make reductions in order to remain viable through the trough of this cycle,” said Jerry Starkey, President and CEO. “We have been fortunate to retain the talent needed to navigate this tough time in the industry, and we believe we have the key leaders in place to respond to increased demand—whenever that may occur. Our remaining workforce of roughly 2,100 employees represents a 46% reduction from our peak employment in mid 2006 of 3,889 employees.”

The Company’s Board of Directors also has agreed to significantly reduce its compensation. Six members of the Board representing the largest shareholders (specifically, Don E. Ackerman, Nicholas Graziano, Carl Icahn, Keith Meister, David Schechter and Craig Thomas) as well as Charles E. Cobb, Jr., each have agreed commencing October 5, 2007, to forego all director compensation for the balance of calendar year 2007 and for all of calendar year 2008. Additionally, Hilliard M. Eure, III, Chairman of the Audit Committee, and Jonathan Macey each has agreed, commencing October 5, 2007 and for all of calendar year 2008, to receive reduced annual director compensation in the aggregate amount of $50,000, to be paid in cash on a quarterly basis in 2008 and to be pro-rated for the balance of 2007, in lieu of the director compensation to which they were entitled.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 19,500 traditional and tower homes. For more information about WCI and its residential communities visit www.wcicommunities.com.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

Forward-looking statements:

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to amend its bank agreements and obtain waivers as needed from time to time to obtain covenant relief and to avoid bank defaults during the market downturn; WCI’s ability to maintain or increase historical revenues and profit margins; WCI’s ability to collect contract receivables from buyers purchasing homes as investments; the availability and cost of land in desirable areas in its geographic markets and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; availability of labor and materials and material increases in insurance, labor and material costs; increases in interest rates and availability of mortgage financing; the ability of prospective residential buyers to obtain mortgage financing due to tightening credit markets, appraisal problems or other factors; increases in construction and homeowner insurance and availability of insurance, the continuing negative buyer sentiment and erosion of consumer confidence; the negative impact of claims for contract rescission or increasing cancellation rates by contract purchasers; adverse legislation or regulations; adverse legal proceedings; the ability to retain employees; changes in generally accepted accounting principles; natural disasters; adverse weather conditions; and changes in general economic, real estate and business conditions and other factors over which the company has little or no control. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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